EXHIBIT 10.8(a)





                                                                 January 7, 1998



Mr. Greg Adlich
Vice President, Crops Division
Southern States Cooperative, Inc.
P. O. Box 26234
Richmond, Virginia  23260

Subject:      MEMBER PRODUCT PURCHASE AGREEMENT
              Schedules of Product Purchases
              Contract Year 2001-2002


Dear Greg:

As is required by the Member Product Purchase Agreement (Section III, Paragraph 3.2) we are enclosing Schedules of Product Purchases for designation of your company's product requirements.

The foundation of that Agreement is the execution of a mutually agreeable schedule of purchases for the next five (5) years. Because the Member Product Agreement is an integral part of the CF Industries, Inc. long-term financing, it is essential that designations thereunder be kept current.

In accordance with the provisions of the Agreement, at the end of each year a mutually agreeable supplement to the Schedules of Product Purchases covering the fifth (5th) year hence is to be executed by each Member and by CF.

It is imperative that supplements to the Schedules of Product Purchases for contract year 2001-2002 be executed formally by each Member and by CF. To allow both the Members and CF, respectively, adequate time to prepare and analyze these product requirements, the timetable on the following page is suggested.

Mr. Greg Adlich
Vice President, Crops Division
Southern States Cooperative, Inc.
January 7, 1998
Page 2



         February 16, 1998       - Member product requirements for contract year 2001-2002 should be submitted to
                                    CF, in duplicate, both copies to be signed and dated by an appropriate officer of the Member.

         February 27, 1998       - CF and the Members are to agree mutually to product requirements for contract year 2001-2002.

         March 9, 1998           - All Schedules of Product Purchases are to be executed by appropriate officers of both CF and the Member, and one (1) copy is to be returned to Member.

We recognize that a substantial amount of effort will be needed by Members to prepare these forecast product requirements. To assist Members in this regard, if we are so requested CF will be pleased to make available assistance from our Marketing and Member Services personnel.

We look forward to working with you to make the Member Product Purchase Agreement a successful tool for Members and CF to meet the plant food requirements of your farmer patrons.

                                                     Sincerely yours,

                                                     /s/ John H. Sultenfuss
                                                     ---------------------------
                                                     John H. Sultenfuss
                                                     Senior Vice President
                                                     Marketing and Sales

JHS:DJB
Attachments

cc:  M.R. Smith

                               CF INDUSTRIES, INC.



                        MEMBER PRODUCT PURCHASE AGREEMENT







                                                                October 18, 1974

                               CF INDUSTRIES, INC.

                        MEMBER PRODUCT PURCHASE AGREEMENT

                                    Contents

Section                                                                             Page
-------                                                                             ----

     I                               Nature of Agreement                              2
     II                              Definitions                                      2
     III                             Term                                             3
     IV                              Price and Patronage                              4
     V                               Payments                                         6
     VI                              Taxes                                            6
     VII                             Specifications                                   7
     VIII                            Quantity                                         7
     IX                              Damages                                         10
     X                               Allocation                                      12
     XI                              Delivery                                        15
     XII                             Force Majeure                                   15
     XIII                            Default and Waiver                              17
     XIV                             Assignment                                      18
     XV                              Warranties                                      18
     XVI                             Modifications                                   19
     XVII                            Cooperation                                     20
     XVIII                           Disputes                                        20
     XIX                             Notices                                         21
     XX                              Law                                             21


                        MEMBER PRODUCT PURCHASE AGREEMENT


This Agreement made and entered into by and between CF INDUSTRIES, INC., an agricultural cooperative association organized under the laws of the State of Illinois ("Co-op"), and ________________________________________, an
agricultural cooperative association organized under the laws of ______________________________________________ ("Member"),

                                   WITNESSETH

          WHEREAS, Co-op has undertaken at the instance and request of its members to develop and operate plants and equipment for the production and distribution of fertilizer materials for the benefit of its members; and

          WHEREAS, Co-op has committed a substantial financial investment in production and distribution facilities for the benefit of its members and in reliance on the Agreement will commit additional funds for expansion of such facilities to meet the requirements of its members; and

          WHEREAS, Member wishes to participate in the benefits of a dependable long-term supply of fertilizers and to cooperate with other members of Co-op in the development and operation of production and distribution facilities by the execution of this Agreement.

          NOW, THEREFORE, in consideration of the mutual covenants herein contained it is hereby agreed as follows:

                                        I

                               NATURE OF AGREEMENT

Nature  of                  1.1  This Agreement is generally intended to provide
Agreement                for the sale and purchase by Member of fertilizer
                         materials produced, purchased and distributed by Co-op.



                                       II

                                   DEFINITIONS

Definitions                    As used in this  Agreement the following  terms
                        shall have the following  respective meanings:

                               2.1  "Facilities"   shall  mean  the  plants  and
                        equipment operated by Co-op for the manufacture, storage and distribution of fertilizer materials.

                               2.2  "Ton"   shall  mean  two   thousand   pounds
                        avoirdupois.


                               2.3  "Year"  shall  mean a fiscal  year of twelve
                        (12) consecutive months commencing July 1st and ending June 30th.

                               2.4 "Month" shall mean a calendar month.

                               2.5 "Product" shall mean any fertilizer materials
                        (in dry, liquid or gaseous form) sold and purchased or to be sold and purchased hereunder.

                               2.6   "Nutrient"   shall   mean   the   nitrogen,
                        phophorous or potassium content of Product, expressed as N, P2O5 and K2O respectively.

                               2.7 "Available Supply" shall mean the quantity of
                        all Product or Nutrient secured by Co-op for distribution to its members from assured sources, whether by manufacture, or (except for "spot purchases") by purchase or barter, during each Year; it shall not mean Product processed or exchanged with or sold to other persons in connection with contracts with non-members for the general benefit of all members.

                               2.8 "Shipping  Point"  shall  mean the place
                        designated by Co-op for the delivery of Product within the relevant market area.

                                       III

                                      TEAM

Term                           3.1 The term of this Agreement shall be as
                        follows:

                               (a) Base Period - The Base Period of this Agreement shall be a term of ten Years commencing on the first day of July, 1975.

                               (b) Evergreen Period - After the expiration of the Base Period this Agreement shall remain in force for an indefinite term until the Product sales and purchases provided in the Schedule of Product Purchases and all supplements thereto have been completed as required by this Agreement.

                               3.2 At the end of the first Year of this Agreement and each Year thereafter, the parties shall execute a mutually agreeable supplement to the schedule of Product Purchases covering the fifth Year hence, as further provided in Section 8.5. The parties agree that the supplements to the Schedule of Product Purchases for the sixth through tenth Years of the Base Period shall provide for the sale and purchase of Product in an aggregate quantity not less than the aggregate quantity to be sold and purchased during the first through fifth years of the Base Period.

                                       IV

                               PRICE AND PATRONAGE

Price and                      4.1 The parties to this Agreement have
Patronage             intentionally left the purchase price to be paid by Member to Co-op for Product open for later  determination.  It is the  intention  of the parties  that they be bound by this
                      Agreement from the date of signing of the Agreement,  even though the price is not determined at that time. Each Year
                      pricing   policies  of  Co-op   shall  be   reviewed   and
                      established by its Board of Directors at the time of adoption of the annual budget.

                               4.2 The  price  applicable  to each  shipment  of
                      Product shall be generally competitive with fair market prices in effect for sales to independent purchasers by producers of like Products of the same grade and quality (excluding prices for spot sales on an isolated or irregular basis) for shipment to the same class of trade, or absent such market, the price to dealers with appropriate discounts, the same date, after appropriate adjustment for the allowances and discounts customarily granted for freight (as appropriate to Co-op's established distribution system in the relevant market) and for prompt payment.

                               4.3  Co-op  shall  from  time  to  time   publish
                      effective prices for each type of Product.

                               4.4 Co-op may from time to time offer as an allowance to induce Member to accept delivery of certain Product during each Year in substantially equal quantities each Month an amount representative of the cost savings realized by Co-op as a consequence of such uniform delivery (as compared with normal seasonal delivery patterns which would be expected to occur in a free market in a period of adequate supply).

                               4.5 Subject to the Articles of Incorporation  and
                      Bylaws of Co-op, each Year Co-op shall distribute to Member on a fair and equitable basis that part of the net earnings remaining after setting aside reasonable and adequate reserves recognized from business transacted with all members of Co-op during such Year as patronage dividends in the form of cash, shares of stock, certificates of interest, or such other notification of patronage participation as Co-op shall determine; and Member hereby consents and agrees to include in the gross income of Member all patronage dividends in the taxable year received.

                               4.6 In the  event  of  Force  Majeure,  or  other
                      contingency as provided in Article XII hereof, including, without limitation, governmental action, resulting in a substantial increase in the estimated costs of operation of Co-op, the minimum price for any or all Product effected by such event shall be appropriately increased.

                                        V

                                    PAYMENTS

Payments                        5.l Payment for Product shall be made by Member
                      to Co-op within thirty days after Member takes delivery of Product.

                               5.2 Payments shall be made in U.S. dollars.

                               5.3 Payment  shall be made at the office of Co-op
                      at Long Grove, Illinois, or as otherwise specified by Co-op.

                                       VI

                                      TAXES

Taxes                           6.1 The Price established pursuant to this
                      Agreement shall not include excise, transfer, sales or other taxes, or charges payable to governments, imposed, levied, assessed or collected for the transfer or sale, of Product. Member shall pay and be responsible for the amount of all such taxes or other charges and shall pay directly as due or advance the amount due to Co-op for timely payment.

                               6.2 Member shall be entitled to contest the imposition of any such taxes or charges and Co-op shall render full cooperation to Member in this behalf.


                                       VII

                                 SPECIFICATIONS

Specifi-                        7.1 All Products shall conform to quality
cations               specifications generally accepted in the industry.

                                7.2 In theevent any Product delivered  deviates
                      from  the foregoing  specifications,   Member  shall  be
                      entitled to a rice adjustment to the extent of any loss on the resale f the Product resulting from the granting of actual and reasonable credits or cost reductions to
                      purchasers;  provided   notice  of  such  deviation  and
                      adequateopportunity to inspect and to accept a return of such Product shall have been given to Co-op prior to resale.

                               7.3 Member shall have the right to inspect Product either at the time of delivery or at the time of unloading from the carrier and within ten business days after such inspection must give notice to Co-op of any claim for damages on account of condition, quality or grade of the Product, specifying in detail the basis of such claim. The failure of Member to comply with these conditions shall constitute acceptance of the Product by Member, except in the event of latent defects not readily discoverable in the ordinary routine of business.

                                      VIII

                                    QUANTITY

Quantity                        8.1 Member shall  purchase from Co-op and Co-op
                      shall sell to Member during each Year the quantity of nutrient (contained in Product of various types) as set forth in the Schedule of Product Purchases hereto attached.

                               8.2 Co-op reserves the right to adjust production
                      of a particular Product and to substitute other Product containing in the aggregate the same Nutrient content as the curtailed Product when appropriate to the best interests of the Product needs of substantially all of its members after giving due consideration to the effect of such adjustment of production upon each of its members; provided, Co-op shall give to member reasonable notice and opportunity to cancel its commitment for the Product to be curtailed.

                               8.3 The quantity of Product  delivered  hereunder
                      shall be governed by weights and measurements taken by Co-op at the time of delivery to carrier. Member may call for an examination of any weighing or measuring devices to be made by an independent qualified examiner at Member's cost. If such examination discloses any inaccuracy in the weighing or measuring equipment of 1% or more, the cost of examination and correction shall be reimbursed by Co-op to Member and all invoices for shipments of Product during the period of such inaccuracy, but not more than thirty days prior to the examination, shall be adjusted appropriately.

                               8.4 Co-op  will use its best  efforts to ship and
                      Member will use its best efforts to accept delivery of Product in approximately equal weekly quantities.

                               8.5 During each Year this  Agreement is in force,
                      and not later than three Months prior to the end of such Year, Member shall furnish to Co-op a proposed supplement (commonly referred to as "intents") to the Schedule of Product Purchases setting forth the types and quantities of Product, if any, Member desires to purchase from Co-op during the succeeding fifth Year; provided, however, that Member and Co-op must mutually agree on the quantities of Nutrient to be sold and purchased pursuant to such supplement and Co-op may decline to accept changes in quantities of Nutrient to the extent appropriate to equitably supply all members of Co-op. In determining whether a proposed supplement is acceptable Coop shall consider, among other factors, the ability of Co-op to produce, acquire and distribute Products and Member's ability to provide storage and distribute Products. The proposed purchases ("intents") as accepted by Co-op shall become a permanent index for purposes of applying the allocation formulas described in Section 10.2 hereof. Member may make reasonable amendments to the Schedule of Product Purchases to change the Product mix, but not to change the quantity of Nutrient, after reasonable prior notice and within the practical constraints of Co-op's productive capacities and its commitments to other members.

                               8.6 Co-op shall use its best efforts to make available 110% of the quantity of N and P2O5, and 100% of the quantity of K2O agreed to be sold to Member in the form of Product needed by Member in each Year.

                                       IX

                                     DAMAGES

Damages                        9.1 If any Nutrient Co-op agreed to sell
                      hereunder during each Year remains unshipped one month after the end of such Year by reason of a breach or default of Member, Coop shall be entitled to recover liquidated damages calculated as follows:

                               If the Nutrient shipped is less than the percentage in column A but not less than the percentage in column B the amount of such damages shall be the percentage in column C (on a non-cumulative basis) of the highest price published by Co-op applicable to Member for such Nutrient (determined in proportion to the types of Product not taken) during the Year of default for the quantity of Nutrient unshipped.

                                   A                B            C

                                  100%              90%            -- %
                                   90               89             5
                                   89               88             7.5
                                   88               87            10
                                   87               86            12.5
                                   86                0            15

                               9.2 If any  Nutrient  Member  agreed to  purchase
                      hereunder during each Year remains unshipped one Month after the end of such Year by reason of a breach or default of Co-op, Member shall be entitled to recover liquidated damages calculated as follows: If the Nutrient shipped is less than the percentage in column A, abut not less than the percentage in column B, the amount of such damages shall be the percentage in column C (on a noncumulative basis) of the highest price published by Co-op applicable to Member for such Nutrient (determined in proportion to the types of Product not shipped) during the Year of default for the Nutrient unshipped.

                                 A                 B                    C

                                100%               96%                  -- %
                                 96                95                   5
                                 95                94                   7.5
                                 94                93                  10
                                 93                92                  12.5
                                 92                 O                  15

                               9.3 Member may from time to time waive its rights
                      to purchase Nutrient in order to permit other members to purchase said Nutrient; in such event, Member waiving rights to purchase shall not be liable for liquidated damages if an actual sale of such Nutrient is made to another member at the current published price to the extent of such sale.

                               9.4 Upon the request of Member  Co-op will act as
                      agent for Member and assist Member to dispose of any Nutrient which Member agreed to purchase, but which exceeds Member's need for such Nutrient.

                                        X

                                   ALLOCATION

          10.1 All allocations of Product shall be determined in equivalent tons of Nutrient (N, P2O5 or K2O); for example, the N and P2O5 content of diammonium phosphate shall be considered separately.

          10.2 In the event Co-op, for any reason, shall be unable to supply the needs of all members as expressed in their proposals for purchases of Product and supplements ("intents") thereto, Co-op shall allocate the Available Supply of Product among all members on the following basis:

                  (a) During the Year commencing July l, 1975, Member shall be entitled to purchase that part of the Available Supply of
                  Nutrient which bears the same proportion to the total Available Supply of Nutrient as the quantity of Nutrient shipped to Member during the prior Year bears to the total quantity of Nutrient shipped from Co-op to all members of Co-op during the prior Year.

                  (b) During the Year commencing July l, 1976, Member shall be entitled to purchase that part of the Available Supply of
                  Nutrient which bears the same proportion to the total Available Supply of Nutrient as a number determined by adding three times the quantity of Nutrient shipped to Member in the prior Year to the quantity of Nutrient Member proposed to purchase in the current Year and dividing the sum by four, bears to a number determined by adding three times the total quantity of Nutrient shipped by Co-op to all members of Coop during the prior Year to the quantity of Nutrient all members of Co-op proposed to purchase in the current Year and dividing the sum by four.

                  (c) During the Year commencing July 1, 1977, Member shall be entitled to purchase that part of the Available Supply of
                  Nutrient which bears the same proportion to the total Available Supply of Nutrient as a number determined by adding the quantity of Nutrient shipped to Member in the prior Year to the quantity of Nutrient Member proposed to purchase in the current Year and dividing the sum by two, bears to a number determined by adding the total quantity of Nutrient shipped by Co-op to all members of Co-op during the prior Year to the quantity of Nutrient all members of Co-op proposed to purchase in the current Year and dividing the sum by two.

                  (d) During the Year commencing July 1, 1978, Member shall be entitled to purchase that part of the Available Supply of
                  Nutrient which bears the same proportion to the total Available Supply of Nutrient as a number determined by adding the quantity of Nutrient shipped to Member in the prior Year to three times the quantity of Nutrient Member proposed to purchase in the current Year and dividing the sum by four, bears to a number determined by adding the total quantity of Nutrient shipped by Co-op to all members of Co-op during the prior Year to three times the quantity of Nutrient all members of Co-op proposed to purchase in the current Year and dividing the sum by four.

                  (e) During the Year commencing July 1, 1979, and each Year thereafter, Member shall be entitled to purchase that part of the Available Supply of Nutrient which bears the same proportion to the total Available Supply of Nutrient as the quantity of Nutrient Member proposed to purchase in the current Year, bears to the total quantity of Nutrient all members of Co-op proposed to purchase from Co-op during the current Year.

                                       XI

                                    DELIVERY

Delivery                       11.1  All Products  shall be  delivered to Member
                      and risk of loss shall pass at the Shipping Point.

                               11.2 Delivery by Co-op to carrier shall constitute delivery to Member, and if Member requires that the Product be shipped to the order of Member or freight prepaid or allowed, after delivery of the Product to carrier, Co-op shall be deemed to be acting for the account and the accommodation of Member.

                               11.3 Co-op shall not be  obligated  to deliver in
                      any Month more than twelve percent of the annual quantity of any Product, other than anhydrous ammonia and nitrogen solutions, to be sold and purchased during that Year.

                               11.4 Delivery orders shall be placed by Member in
                      accordance with reasonable procedures established from time to time by Co-op after adequate prior notice to Member.

                                       XII

                                  FORCE MAJEURE

Force                          l2.l  In the event of either party being rendered
Majeure unable by Force Majeure to perform any of its obligations in receiving or delivering Product hereunder, the obligations of such party shall be suspended, to the extent it is unable, in whole or in part, to receive or deliver Product by reason of Force Majeure, during the continuance of any inability so caused and the cause of such inability shall, so far as possible, be remedied with reasonable diligence.

                               12.2 The  term  "Force  Majeure"  as used in this
                      Agreement shall mean natural catastrophy, strikes, lockouts, or other industrial disturbances, acts of the public enemy, wars, declared or undeclared, blockades, insurrections, riots, fires, civil disturbances, explosions, curtailment of power or natural gas, compliance with laws, governmental regulations, orders and requests, whether valid or not, curtailment or other inability to obtain equipment, supplies, materials, or transportation Facilities, breakdown of Facilities, machinery or equipment and any other cause whether of the kinds herein enumerated or otherwise, not within the reasonable control of the party claiming suspension, all of which by the exercise of due diligence such party could not have reasonably foreseen and provided against; provided, however, that the settlement of strikes or lockouts shall be entirely within the discretion of the party having the difficulty.

                               12.3 In addition to all other contingencies,  the
                      obligations to make future deliveries of Product hereunder are contingent upon the construction of additional production and distribution Facilities. If such additional Facilities are not completed as planned for reasons beyond the reasonable control of Co-op, then Co-op shall be excused from delivery of so much of the Product as would have been available if the Facilities were completed.

                               12.4 During any period of shortage of Product caused by any of the foregoing causes, Co-op may prorate the Available Supply of Product among its members and customers under this and other agreements on a fair and equitable basis. The parties hereby agree that in the event of a Force Majeure it may not be feasible to implement the provisions of Article X hereof relating to Allocations.

                               12.5 It is expressly  understood  and agreed that
                      in no event shall the provisions of this Article XII be construed to excuse or suspend the obligations of Member under this Agreement so as to enable Member to purchase Product from other Sources at more favorable prices, or on more favorable credit terms, or to honor other purchase agreements or to first exhaust supplies of Product available from productive Facilities owned, directly or indirectly, by Member, whether now or hereafter existing.

                                      XIII

                               DEFAULT AND WAIVER


Default                        13.1  If either party shall fail to perform any
and                   of the and covenants or obligations imposed upon it in
Waiver                this Agreement (except where such failure shall be excused under  Article XII hereof) , the other party shall  notify the party in default in writing of the alleged default and if the party in default shall not  undertake  with all due
                      diligence   to  correct   the  same  to  comply  with  the
                      obligations  and covenants  hereof within thirty (30) days
                      from   and   after    receiving    such   notice,    then,
                      notwithstanding any other provision of this Agreement, the complaining party shall have the right to terminate this Agreement on notice in writing to the party in default, and such termination shall not constitute a waiver of any other remedy to which the party not in default may be entitled for breach of the contract.

                               13.2 Waiver by either  party of any breach of the
                      terms and conditions herein contained shall not be construed as a waiver of any subsequent breach of the same or any other provision of this Agreement.

                                      XIV
                                   ASSIGNMENT

Assignment                     14.1  This  Agreement shall not be assignable  by
                      either party without the prior written consent of the other party, except by merger or consolidation of Member with agricultural cooperative association and except that Co-op shall have full right and power to assign the benefit of all or any part of this Agreement, and either party shall have the right to grant a security interest herein to any financial institution in connection with any agreement made for the benefit of the party.

                                       XV

                                   WARRANTIES

Warranties                     15.1 Co-op makes no warranty, express or implied,
                      concerning any Product other than that it shall conform to the specifications set forth in Article VII hereof. All other warranties of any kind, express or implied in fact or by law, including, but not limited to, implied warranties of merchantability or fitness for any particular purpose or any implied warranty arising from course of dealing or usage of any trade, are expressly excluded from this warranty and from this Agreement.

                                  MODIFICATION


Modifica-                      16.1  This  Agreement  constitutes  the  entire
tion                  Agreement between the  parties  hereto for the sale and
                      purchase  of  Product  from  Agreements,   understandings,
                      representations, conditions and warranties by and between the parties.

                               16.2  Neither  party  shall  be  liable  for  any
                      representation  or  warranty  of  any  kind,   express  or
                      implied, not expressly set forth in this Agreement.

                               16.3 This Agreement may not be modified or amended except by written instrument signed by both of the parties and shall not be modified or altered by any subsequent course of performance by either of the parties, except as expressly otherwise herein provided.

                                       XVI

                                   COOPERATION


                                17.1 The parties  agree to cooperate  fully with
                       one another and to carry out the intents and purposes of this Agreement and whenever consent may be required of either party with respect hereto such consent shall not be unreasonably withheld.

                                      XVIII

                                    DISPUTES


Disputes                       18.1  The  parties  agree  that  as  a  condition
                      precedent to commencement of any suit, all disputes and controversies of every kind and nature between the parties hereto arising out of or in connection with this Agreement, its construction, validity, interpretation, performance, operation, enforcement, breach, continuance, or termination, which is not disposed of by agreement of the parties, shall be submitted for decision by the full Board of Directors of Co-op by presentation of a concise statement of the matter in controversy in sufficiently comprehensive form to express the nature of the controversy and the issues to be decided. The Board of Directors shall promptly render a decision on the issues at its regular meeting next after the submission.

                               18.2 If either  party is not  satisfied  with the
                      result of such decision such party shall be entitled to pursue all other available lawful remedies.

                                       XIX

                                     NOTICES

Notices                        19.1 Unless otherwise provided herein, any notice
                      required under the terms hereof shall be in writing and shall be deemed delivered when deposited in the United States or Canadian mails, postage prepaid, addressed as follows:

                                        To Co-op    CF Industries, Inc.
                                                    Salem Lake Drive
                                                    Long Grove, Illinois

                                        To Member


                      or to such other address as either party may designate in writing.

                                       XX

                                       LAW


Law 20.1 This Agreement shall be construed and governed in accordance with the laws of the State of Illinois, U.S.A.

                               IN  WITNESS  WHEREOF,  this  Agreement  has  been
                      executed by the parties pursuant to authorization of their respective Boards of Directors this 16th day of September, 1974.

                                           "Co-op" CF INDUSTRIES, INC,




                                           By     /s/
                                             --------------------------

                                    "Member"


                                           Southern States Cooperative, Inc.
                                           By    /s/
                                              -----------------------------
                                                   June 30, 1975